Exhibit 99.1

PROS Holdings, Inc. NEWS RELEASE	PROS Investor Relations Contacts: Tel: 713-335-5879 e-mail: ir@PROSpricing.com

PROS HOLDINGS ANNOUNCES PRICING OF COMMON STOCK OFFERING

HOUSTON—(BUSINESS WIRE)—PROS Holdings, Inc. (NYSE: PRO - News), a leading provider of pricing and revenue optimization software, announced today that the public offering of 5,000,000 shares of its common stock has been priced at $16.75 per share. Of these shares, certain stockholders are selling 4,935,000 shares of common stock and PROS is issuing and selling 65,000 shares of common stock. The closing of the offering is expected to occur on December 11, 2007, subject to the satisfaction of customary closing conditions. In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 750,000 shares to cover over-allotments, if any.

J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering, and Jefferies & Company, Inc., Thomas Weisel Partners LLC, and Needham & Company, LLC, are acting as co-managers.

The shares are being sold pursuant to a registration statement declared effective by the Securities and Exchange Commission on December 5, 2007. The offering is only being made by means of written prospectus forming a part of the effective registration statement. A copy of the prospectus may be obtained by contacting J.P. Morgan Securities Inc., located at Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, telephone 718-242-8002 or email at addressing.services@jpmorgan.com, or Deutsche Bank Securities Inc., located at Prospectus Department, 1251 Avenue of the Americas, 25th Floor, New York, NY 10020, telephone at: 800-503-4611 or email at: prospectusrequest@list.db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PROS

PROS Holdings, Inc. (NYSE:PRO - News) is a leading provider of pricing and revenue optimization software products, specializing in price analytics, price execution and price optimization. By using our software products, our customers gain insight into their pricing strategies, identify detrimental pricing practices, optimize their pricing decision-making and improve their business processes and financial performance. PROS’ software products incorporate advanced pricing science, which includes operations research, forecasting and statistics. PROS’ high performance software architecture supports real-time high volume transaction processing and allows PROS to handle the processing and database requirements of the most sophisticated and largest customers, including customers with hundreds of simultaneous users and sub-second electronic transactions. PROS provides professional services to configure our software products to meet the specific pricing needs of each customer. PROS has implemented over 200 solutions across a range of industries in more than 40 countries.

Founded in 1985, PROS is headquartered in Houston, Texas. Today, PROS has over 300 employees, more than 100 with advanced degrees and 20 with Ph.D.s.

Investor Contact:
PROS Investor Relations
Tel: 713-335-5879
e-mail: ir@PROSpricing.com

Media Contact:
PROS Corporate Communications
Tel: 713-335-5197
e-mail: corpcomm@PROSpricing.com